SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of Earliest Event Reported): September 19, 2006
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida		33487

(Address of Principal Executive Offices)		(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (561) 893-0101

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 19, 2006, The GEO Group, Inc. (“GEO”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GEO, GEO Acquisition II, Inc., a direct wholly-owned subsidiary of GEO (“Merger Sub”), and CentraCore Properties Trust (“CPT”). Under the terms of the Merger Agreement, GEO will acquire CPT through the merger of CPT with and into Merger Sub (the “Merger”), with Merger Sub being the surviving corporation of the Merger. Pursuant to the Merger Agreement, which was approved by the board of directors of GEO and the board of trustees of CPT, stockholders of CPT will receive $32.00 cash per share of common stock of CPT, plus a pro-rated dividend for all quarters or partial quarters for which the dividend has not yet been paid as of the closing date. GEO will refinance CPT’s debt at closing, which GEO currently estimates will be approximately $40.0 million. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The descriptions of the Merger Agreement and the Merger in this Form 8-K are qualified in their entirety by reference to the full text of the Merger Agreement.
     The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement, (ii) except as otherwise expressly provided in the Merger Agreement, will not survive consummation of the Merger, (iii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors and (iv) were made only as of the date of the Merger Agreement or such other date as specified in the Merger Agreement. The disclosure schedules referred to above contain information (including information that has been included in GEO’s prior public disclosures, as well as potential non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by the accompanying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement, which subsequent information may or may not be fully reflected in GEO’s public disclosures.
     The Merger Agreement contains certain termination rights for both GEO and CPT, and provides that, upon termination of the Merger Agreement under specified circumstances, GEO and CPT, as the case may be, may be obligated to pay a break-up fee of $9,000,000 to the other.
     Consummation of the Merger is subject to various customary conditions, including the approval by the stockholders of CPT and the receipt of required regulatory approvals. The transaction is not subject to a financing contingency.
     A copy of GEO’s press release dated September 20, 2006 announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
c) Exhibits

2.1	Agreement and Plan of Merger, dated as of September 19, 2006, among GEO, Merger Sub and CPT

99.1	Press Release of GEO, dated September 20, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
September 21, 2006	By:	/s/ John G. O’Rourke
Date		John G. O’Rourke
Senior Vice President — Finance and Chief Financial Officer (Principal Financial Officer and duly authorized signatory)

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